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                                                                   EXHIBIT 10.37

                            JOINT VENTURE AGREEMENT

     This Agreement is made by and between Microbell, Inc., ("Microbell"), an individual, and Aura Systems, Inc. ("Aura"), a Delaware corporation, with principal offices in El Segundo, California, USA, for the formation of a joint venture between Microbell and Aura.


                                   WITNESSETH

     WHEREAS, Microbell is the owner of certain patented and trade secret technology relating to multi-function writing instruments containing DTMF dialer, other patent pending and trade secret technology relating to multi-function writing instruments containing pager and other data transmission functions;

     WHEREAS, Microbell has identified to aura certain applications incorporating the microbell patented and proprietary technology relating to such instruments;

     WHEREAS, Microbell does not possess the requisite facilities, equipment and means to finalize development to manufacture and market such instruments;

     WHEREAS, Aura possesses the requisite facilities, equipment and means to manufacture such instruments;

     WHEREAS, the parties are desirous of entering into a joint venture to explore business relationships enabling aura to fund and manufacture and microbell to sell products incorporating the microbell proprietary technology in exchange for certain rights; and

     WHEREAS, to accomplish the above, the parties are desirous of entering into this Joint Venture agreement to further the manufacture and marketing of such instruments incorporating the proprietary technology.

     NOW, THEREFORE, the parties hereby acknowledge this agreement to be the understanding reached by and between the parties hereto as of the date set forth hereinbelow:

1.  OBJECT

     (a) The object of this Agreement is to form a Delaware company, Microbell Technologies, Inc., (hereinafter referred to as "MTI") with principal offices in or about Los Angeles, California under the joint ownership of Aura and Microbell for the manufacture and marketing of products (within the scope of a certain license agreement more particularly set forth hereinbelow) incorporating Microbell's patented and proprietary technology.

2.  STRUCTURE

     (a) The initial ownership of MTI will be 80% held by Microbell and 20% held by Aura. Upon incorporation of MTI as a privately held company, MTI shall issue shares (in an amount to be determined) equal to such percentages. All shares of MTI shall have the same class, voting rights, and preferences. The number of authorized shares shall be sufficient to facilitate the transactions contemplated herein.
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     (b)  The MTI Board of Directors shall be comprised of seven board members, three of which shall be appointed by Aura and three of which shall be appointed by Microbell. The seventh member shall be Michael Klein. A Microbell appointee shall serve without remuneration pursuant to Paragraph 3(a)(6) below, as Chairman of the Board. Microbell appointees shall serve as President, CEO, Secretary and Treasurer/CFO, who shall serve without compensation or remuneration as per Paragraph 3(a)(6) below. An Aura appointee shall serve as COO. Each party shall have the sole power to appoint its respective board members and each party shall have the sole power to remove and replace or substitute its respective board members.

     (c) Aura and Microbell agree that the Articles of Incorporation of MTI, and/or its By-Laws, shall provide and establish the structure of the Board of Directors as set forth in Section 2(b), including the number of its members and the representations on the MTI Board of Directors by the parties hereto, and further agree that such provision in the Articles of Incorporation and/or the By-Laws of MTI shall not be amended or modified unless such amendments or modifications are consented to by a two-thirds vote of the MTI shareholders.

     (d) Aura and Microbell agree that the Articles of Incorporation of MTI, and/or its By-Laws, shall provide and establish that MTI shall not be liquidated unless such liquidation is approved by a two-thirds vote of MTI shareholders, and further agree that such provision in the Articles of Incorporation and/or the By-Laws of MTI shall not be amended or modified unless such amendments or modifications are consented to by a two-thirds vote of the MTI shareholders.

     (e) Aura and Microbell shall jointly manage the administration of MTI. Aura shall have primary responsibility over manufacturing the products. Microbell shall have primary responsibility over marketing and selling the products. Together, they shall both seek to form business relationships which further the manufacture, marketing, and sale of the products incorporating the proprietary technology.

     (f) MTI, in addition to the executive officers, shall be authorized to employ Avi Madmony, Guy Ravid and Abe Sher (who may also serve as any such executive officer) for a period of three years without benefits, on the following terms:

                First year:      $15,000.00 per month
                Second year:     $18,000.00 per month
                Third year:      $21,000.00 per month

          In addition, at the commencement of the Second year, MTI shall be authorized to hire a chief financial officer for a salary of $6,000.00 per month without benefits, to be increased to $7,000.00 per month after one year.

          Aura shall be responsible for the payroll and may pay such employees through Aura's payroll system as Aura employees. Aura shall, upon verification and proof of debt in addition to receipt of appropriate settlement and releases, further pay Microbell creditors Dr. Mordechai Banajan $60,000 and Kaya Oren $40,000 for a total of $100,000 pursuant to Exhibit "B" hereto.

     (g) MTI shall be incorporated as soon as practicable after execution of this Agreement.

3.  CONTRIBUTION AND COMMITMENTS

     (a)  PHASE ONE.  The following shall represent the contributions and
          ---------
          commitments of Aura and Microbell during the initial period of this agreement, hereinafter referred to as "Phase One". All conditions, covenants and obligations in this phase shall be performed and satisfied approximately within one year of the date hereof.

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          (1) Aura shall make budgeted funds set forth in Exhibit B available on an as needed basis. MTI shall be established and incorporated from such funds. Payment of the debt of Microbell shall be made within a reasonable time after demand.

          (2) Microbell shall unconditionally transfer all assets, free and clear of all liens and encumbrances, owned or controlled by Microbell to MTI in consideration for that certain ownership interest granted to Microbell under Article 2(a) above. Such assets shall include but not be limited to all Microbell patents, patents pending, and proprietary technologies. Notwithstanding this provision 3(a)(2), nothing contained herein shall be construed as a sale of the business of Microbell to MTI nor a transfer of any debt, expense or liability of Microbell to MTI.

          (3) MTI shall grant to Aura an exclusive license, without payment of separate fee or royalty, for the purposes of manufacturing the writing instruments. The referenced license is attached hereto as Exhibit "A" and made a part hereof.

          (4) In consideration for that certain ownership interest granted in
          Article 2(a) above Aura shall manufacture for the sole benefit of MTI a production prototype of the multi-function writing instrument and, in addition thereto, One Thousand units.

          (5) Each of the parties shall abide by the MTI Phase One budget, using best efforts in not exceeding expenditures of the enumerated amounts contained in Exhibit "B", which is attached hereto and made a part hereof.

          (6) Each of the parties shall further contribute, without compensation for consultancy or otherwise, their respective expertise and know how regarding the Board and management functions assumed under Article 2 of this Agreement. Nothing contained in this paragraph 3(a) shall limit or restrict Aura's rights to receive payment from MTI for engineering services ordered by MTI after completion of Phase One. Any such order for engineering services shall, however, be at Aura's costs plus 10%. This provision 3(a)(6) shall carry through and apply equally to Phase Two below.

     (b)  PHASE TWO.  Upon completion of Phase One, MTI grants unconditionally
          ----------
          to Aura an option to purchase an additional twenty-five percent (25%) ownership interest of MTI to bring Aura's ownership interest to 45%. The option shall be exercisable upon payment by Aura to MTI of One Million U.S. Dollars ($1,000,000.00) and such option shall be freely transferable and assignable. The term of the option shall be ninety
          (90) days from the closing of Phase One. Aura may remit the exercise consideration in three (3) equal monthly payments, the first payment due upon exercise.

4.   LICENSE

     (a) MTI shall grant to Aura as heretofore mentioned, by separate written instrument, without fee or royalty, an exclusive, non-transferable, non-assignable and non-divisible right, license, without further right of sub-license, and privilege to use the MTI patented and proprietary technology, including patents, patent applications and trade secrets (hereinafter referred to as the "Licensed Technology") in the field of multi-function writing instruments containing DTMF dialer, pager and other transmission applications (hereinafter referred to as the "License Field") for the manufacture and sale of products in the License Field incorporating the Licensed Technology (hereinafter referred to as the "Licensed Products") to MTI (the "MTI License"). Aura shall sell the Licensed Products to MTI at Aura's cost plus ten percent (10%) but in any event, the selling price to MTI shall be reasonably competitive.

     (b) Microbell further agrees not to compete in the License Field with either Aura or MTI, nor invest in or fund others in competition with Aura or MTI in the License Field. The foregoing

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          obligation of Microbell and rights of Aura under this Paragraph 4(b)
          shall apply mutatis mutundis with respect to obligations of Aura and rights of Microbell. The covenant of this provision 4(b) shall survive termination of this Agreement for a period of five (5) years. Nothing contained herein shall prohibit ownership of shares in any company in competition with Aura or MTI provided that such ownership does not exceed 4.9% of the outstanding shares of such company.

     (c) In the event MTI makes a general assignment of any or all of the MTI assets for the benefit of creditors, then this license shall not revert and the assignee-creditor takes title to such transferred technology subject to the terms of this Agreement.

     (d) In the event an adjudication of bankruptcy or for reorganization is made under Chapter 7 or 11 of the U.S. Bankruptcy Laws, then this license granted to Aura shall not revert to MTI and the assignee-creditor takes title to such transferred technology subject to the terms of this Agreement.

     (e) Any and all improvements to the Licensed Technology made by Aura subsequent to the date of this Agreement shall be subject to the terms of the negotiated license agreement set forth in Exhibit "A".

     (f) The parties covenant that they shall execute the license agreement as contained in Exhibit "A", subsequent to incorporation, and upon transfer of Microbell assets to MTI.


5.   BOOKS AND RECORDS

     (a) MTI shall establish and maintain at its principal place of business, or at such other place as the parties may consent to in writing, full, true and accurate books of account, records and other data, kept in accordance with generally accepted accounting principles, containing all particulars necessary for a precise auditing of the complete financial statements of MTI. The parties and its agents, including their accountants and attorneys, shall, during the term of this Agreement, have the right, during normal business hours, and upon reasonable prior notice, to inspect and make extracts from such books of account, records and other data relating to the financial condition of MTI provided, however, that such examinations shall be conducted no more often than once for each fiscal year period.

     (b) All financial reporting and accounting of MTI shall be performed by a qualified, independent international auditor.


6.   REPRESENTATIONS AND WARRANTIES

     (a)  Microbell represents and warrants to Aura that, as of the date of this
          Agreement: (i) Microbell has the corporate power and authority to enter into and to carry out the terms and provisions of this Agreement; (ii)EMicrobell has not entered into any agreement or understanding regarding the manufacture of the Licensed Products in the License Field which is in conflict with or inconsistent with any of the terms or conditions of this Agreement, (iii) Microbell has no actual knowledge that its Licensed Technology or Licensed Products conflict with, violate or infringe any rights of any third party, and
          (iv) there are no actions or proceedings pending, or to Aura's knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

     (b)  Aura represents and warrants to Microbell that, as of the date of this
          Agreement: (i) Aura has the power and authority to enter into and to carry out the terms and provisions of this Agreement, (ii) the execution, delivery and performance of this Agreement by Aura will not conflict with or violate any agreements or understandings to which Aura is a party or by which it may be bound,

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          (iii) Aura has the financial resources, liquidity, equity, credit and net worth to make the contributions and commitments contemplated herein, and (iv) there are no actions or proceedings pending, or to Aura's knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

     (c) The parties represent and warrant to each other that neither of them shall liquidate its ownership of MTI without first offering to the other of them the right to obtain the liquidating party's ownership upon the same or better term's to the liquidating party as offered by a third party.

     (d) Aura shall warrant the Licensed Products which Aura manufactures to be free from defects in material and workmanship for a period of ninety
          (90) days.  MTI shall extend the same warranty to its customers.

     (e) Microbell, as transferor of the patented and proprietary technology, represents and warrants that the goods manufactured by Aura are free from claims of third party patent infringement or any claims whatsoever of third party rights, and covenants to indemnify Aura from any and all loss arising therefrom.

7.   INSURANCE

     During Phase I, the Board of Directors of MTI shall in its sole discretion determine whether insurance of any type shall be obtained. Thereafter, MTI shall maintain insurance coverage which is customary and commercially reasonable.

8.   DEFAULT

     (a) Each of the following shall constitute an event of default hereunder ("Event of Default"): (i) Either Party fails to perform any material covenant or agreement contained in this Agreement and Either Party fails to perform such covenant following thirty (30) days' written notice from the other party and opportunity to cure, provided, however, if the default is of such a nature that it cannot reasonably be cured within such thirty (30)-day period, then the defaulting party shall not be deemed to be in default so long as the defaulting party promptly commences to cure such default and diligently pursues such cure to completion; (ii) Any representation or warranty of either party herein shall prove to be incorrect in any material respect;
          (iii) Microbell shall at any time challenge or otherwise assert the invalidity of any of AURA's rights to Licensed Technology licensed hereunder; or (iv) Either party makes a general assignment or general arrangement for the benefit of creditors without the prior written consent of the other party, a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against either party and is not dismissed within thirty (30) days, a trustee or receiver is appointed to take possession of all or a substantial portion of either party's properties and possession thereof is not restored to such party within sixty (60) days, or all or a substantial portion of either party's assets shall be subjected to attachment, execution or other judicial seizure which is not discharged, stayed or bonded within sixty (60) days.

     (b) If a Default shall occur hereunder, either party shall have the right, to be exercised by it in its sole discretion (after reasonable opportunity to cure the default has been given), to terminate this Agreement upon written notice to the defaulting party. The right of either party to terminate this Agreement for Default shall be in addition to any other rights or remedies to which either party shall be entitled at law. Termination of this Agreement shall be without prejudice to any rights or remedies which either party may have, under this Agreement

     (c) In the event this Agreement is terminated by Aura by reason of default of Microbell, then the license granted to Aura under Section 4(a) shall terminate with the subject proprietary technology contained in said license transferred to Aura.

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9.   SECRECY

     (a) AURA and Microbell have taken reasonable security measures to protect the secrecy of their proprietary technologies. The parties agree that these proprietary technologies are valuable only so long as they remain secret. Accordingly, each party agrees to take all steps reasonably necessary to protect Confidential Information (as hereinafter defined) from entering the public domain or falling into the hands of unauthorized third parties. All information which in any way embodies, evidences or relates to proprietary technology is referred to herein as "Confidential Information". Confidential Information excludes any information which is or becomes in the public domain by public use, publication, general knowledge or similar means other than by breach of this Agreement.

     (b) Each party agrees to take reasonable steps to maintain the secrecy of Confidential Information.

10.  BUSINESS PLAN

     (a) The parties hereto shall, as soon as practicable after execution of this Agreement, develop a business plan for MTI.

11.  SUCCESSORS

     (a) Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

12.  SEVERABILITY

     (a) The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. In the event that any act, regulation, directive, or law of a government having jurisdiction and respect of this Agreement, including its departments, agencies or courts, should make it impossible or prohibit, restrain, modify or eliminate any act or obligation of Microbell under this Agreement, Aura shall have the right, at its option, to suspend this Agreement or to make such modifications therein as may be necessary.

13.  NOTICES

     (a) All notices and other communications permitted or required by the provisions of this Agreement shall be in writing and shall be personally delivered or deposited in the United States Mail, bearing adequate first class postage and addressed as hereinafter provided. Notices delivered in person shall be effective upon the date of delivery. Notices by mail shall be effective upon the receipt thereof by the addressee or upon the tenth (10th) calendar day after being deposited in the U.S. mail, as the case may be, whichever is earlier. Any party hereto shall have the right from time to time and at any time while this Agreement is in effect to change the respective addressees thereof and each shall have the right to specify as the address thereof any other address. Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by courier, telex, TWX, cable or facsimile transmission, provided that the party giving such notice obtains acknowledgment by courier proof of delivery, telex, TWX, cable or facsimile transmission that such notice has been received by the party to be notified. Notice given in this manner shall be effective upon transmission of acknowledgment of receipt of same by the parties to be notified.

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14.  DISPUTES

     (a) All disputes between the parties arising under or out of this Agreement shall be settled by arbitration conducted in Los Angeles, California. Either side to the dispute may institute arbitration by giving written notice to the other party of its intention to arbitrate.

     (b) Unless otherwise expressly provided herein or agreed upon by the parties in writing, the arbitration shall be conducted in accordance with the commercial rules then obtaining of the American Arbitration Association.

     (c) Any award made pursuant to arbitration may be entered as a judgment by any court of competent jurisdiction upon the application of any party to said arbitration. Such award shall include an award of costs and reasonable attorney's fees incurred by the prevailing party.

     (d) Notwithstanding the foregoing provisions of this Article 14, either party shall have the right to petition a court of appropriate jurisdiction seeking injunctive or other similar relief pending the conclusion of any arbitration proceedings.

15.  LITIGATION

     (a) In the event of any litigation or proceeding in arbitration between the parties arising in any manner out of this Agreement or the asserted breach thereof, the prevailing party shall recover court costs or costs of arbitration, as appropriate, and actual attorneys' fees.

16.  WAIVER

     (a) The waiver or excuse by either party hereto as to any breach, default or deficiency and the performance by the other party of any duty or obligation by the other party to be performed hereunder shall not constitute or be deemed a continuing waiver or excuse of the same or any other duty or obligation owed by the other.

17.  REMEDIES NOT EXCLUSIVE

     (a) No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any of the parties shall not constitute a waiver of the right to pursue other remedies.

18.  CAPTIONS

     (a) Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

19.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or written, between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this agreement which are not fully expressed herein. This Agreement may be modified only by an agreement in writing signed by all of the parties hereto.

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20.  COUNTERPARTS

     (a) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

21.  GENDER; NUMBER

     (a) Terms used herein in any number or gender include other numbers or genders, as the context may require.

22.  GOVERNING LAW

     (a) This Agreement is made and entered into in the State of California, United States of America. It is the intention of the parties hereto that this Agreement shall be subject to and shall be enforced and construed pursuant to the internal laws and procedures of State of California without reference to its choice of law rules.

     WHEREFORE, the parties agree that this Agreement constitutes and memorializes the understanding reached by and between the parties on the date set forth hereinbelow, and intend to be legally bound by the mutual covenants, terms and conditions herein.



AURA SYSTEMS, INC.                     MICROBELL INC.



By:                                      By:
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